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                                                 EXHIBIT 12















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              Computation of Ratio of Margins to Fixed Charges and
                          Preferred Dividends Combined
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                                                                                  AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                                                                                   For the five years ended June 30, 1994
                                                                                           (Thousands of Dollars)
                                               --------------------------------------------------------------------------------
                                                     1994              1993             1992             1991             1990
                                               ------------     ------------     -----------      ------------     ------------
Margins before income taxes, and
member refunds. . . . . . . . . . . . . . . .  $      4,908     $     18,818     $   (50,549)     $     10,257     $     31,114
Fixed charges - Interest. . . . . . . . . . .        49,984           49,263           52,833           53,275           47,713
              - Rentals . . . . . . . . . . .         2,392            2,610            2,591            2,808            2,626
                                               ------------     ------------     ------------     ------------     ------------
Total fixed charges . . . . . . . . . . . . .        52,376           51,873           55,424           56,083           50,339
                                               ------------     ------------     ------------     ------------     ------------
Adjusted net margins. . . . . . . . . . . . .  $     57,284     $     70,691     $      4,875     $     66,340     $     81,453
                                               ============     ============     ============     ============     ============


Fixed charges and preferred
dividends combined:
Preferred dividend factor:
Preferred dividend requirements . . . . . . .  $      4,878     $      3,962     $      4,724     $      5,052     $      4,727
Ratio of pre-tax margin to after-tax
margin. . . . . . . . . . . . . . . . . . . .        705.2%            73.1%           113.4%         1,540.1%           165.3%
                                               ------------     ------------     ------------     ------------     -------------
Preferred dividend factor on
pre-tax basis . . . . . . . . . . . . . . . .        34,398            2,898            5,358           77,805            7,814

Total fixed charges (above) . . . . . . . . .        52,376           51,873           55,424           56,083           50,339
                                               ------------     ------------     ------------     ------------     ------------
Fixed charges and preferred
dividends . . . . . . . . . . . . . . . . . .  $     86,774     $     54,771     $     60,782     $    133,888     $     58,153
                                               ============     ============     ============     ============     ============

Ratio of margins to fixed charges
and preferred dividends
combined* . . . . . . . . . . .  . . . . . .           0.7              1.3              0.1              0.5               1.4

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*Represents adjusted net margins divided by fixed charges and preferred dividends.